EXHIBIT 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”) is dated as of April 10, 2014 (the “Effective Date”) and amends that certain Rights Agreement, dated as of November 12, 2012 (the “Rights Agreement”), by and between USA Truck, Inc., a Delaware corporation (the “Company”), and Registrar and Transfer Company, a New Jersey corporation (the “Rights Agent”).  All capitalized terms used herein, but not defined, shall have the meaning given to such terms in the Rights Agreement.

RECITALS

WHEREAS, in accordance with Section 5.4 of the Rights Agreement, prior to the Separation Time, the Company may amend the Rights Agreement in any respect without the approval of any holders of Rights; and

WHEREAS, the Rights Agent is hereby directed to join in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

1. Amendment of the Rights Agreement.  The definition of the term “Expiration Time” as defined in Section 1.1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, and (iii) the Close of Business on April 11, 2014.

2. Amendment of Exhibits.  The exhibits to the Rights Agreement shall be deemed to be restated to reflect this Amendment, including all conforming changes.

3. Other Amendment; Effect of Amendment.  This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

4. Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. A signature to this Amendment transmitted electronically (including by fax and .pdf) will have the same authority, effect and enforceability as an original signature. No party hereto may raise the use of such electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

5. Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated.

6. Descriptive Headings.  The descriptive headings of the several Sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.

7. Further Assurances.  Each of the parties to this Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

8. Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of New Jersey and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

USA TRUCK, INC.

By:          /s/ Clifton R Beckham
Name:     Clifton R. Beckham
Title:       Executive Vice President and Chief Financial Officer

REGISTRAR AND TRANSFER COMPANY

By:          /s/ Nicola Giancaspro
Name:     Nicola Giancaspro
Title:       Vice President